FOR IMMEDIATE RELEASE

December 27, 2007

NO NEWS TO EXPLAIN RECENT

MARKET ACTIVITY IN ILX RESORTS STOCK

PHOENIX, ARIZONA – December 27, 2007 - ILX RESORTS INCORPORATED (AMEX: ILX) reported today that there is no material development in the Company’s undisclosed business and affairs to explain why the price of the Company’s common stock has declined from approximately $9.00 to less than $3.00 per share over the last six (6) weeks.  On December 13, the Company issued two announcements, one reporting its decision to discontinue the assessment of strategic alternatives and the other reporting the discontinuance of the Company’s common stock dividend.  The Company is currently in a quiet period pending reporting of fourth quarter results.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness and other circumstances and uncertainties.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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